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                                                                   EXHIBIT 23.1


                           CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gentle Dental Service Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of InterDent, Inc., of our report dated March 12, 1999, relating to the consolidated balance sheets of Gentle Dental Service Corporation and subsidiaries as of December 31, 1997, and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-KSB of Gentle Dental Service Corporation.

/s/ KMPG LLP


Orange County, California
March 31, 1999